Exhibit 10.1

REAL ESTATE SALES AGREEMENT

THIS REAL ESTATE SALES AGREEMENT (this “Agreement”) entered into as of the 3rd day of May, 2017, by and between 280 ASSOCIATES, L.L.C., an Alabama limited liability company (“Seller”), and NATIONAL BANK OF COMMERCE, a national banking association (“Buyer”).

RECITALS

Seller is the fee simple owner of certain real property situated in Jefferson County, Alabama, as more particularly described as the “Owned Property” on Exhibit A attached hereto and made a part hereof (the “Owned Land”).

Seller is the ground lessee of certain real property situated in Jefferson County, Alabama, as more particularly described as the “Ground Leased Property” on Exhibit A attached hereto and made a part hereof (the “Ground Leased Land”, and , collectively with the Owned Land, the “Land”) pursuant to the terms and conditions of that Lease dated March 25, 1985 by and between The Water Works Board of the City of Birmingham (the “Board”), as lessor, and the Seller, as successor-in-interest to Birmingham Associates III, an Alabama general partnership, and Luckie Group, an Alabama general partnership, as lessee, as recorded with the Office of the Judge of Probate of Jefferson County, Alabama in Book 3299, Page 144 (the “Ground Lease).

In consideration of the terms, covenants and conditions hereinafter set forth, to be kept and performed by the parties hereto, the parties hereby agree as follows:

ARTICLE 1

PURCHASE AND SALE

SECTION 1.1     Sale and Purchase of Property: Subject to the terms and conditions of this Agreement, Seller agrees to sell, convey, assign, transfer and deliver to Buyer, and Buyer agrees to purchase, acquire and take from Seller, the following property:

(a)     The Owned Land (including any and all mineral and mining rights owned by Seller and Seller’s interest, if any, in any strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining such Owned Land).

(b)     All easements and other rights, privileges, tenements, hereditaments appurtenant to the Land (the “Appurtenances”).

(c)     Seller’s right, title and interest in and to any improvements that are located on the Land, including but not limited to the buildings on the Land, as well as paved parking areas, entrance roads, landscaping and other site improvements (collectively, the “Improvements”).

(d)     All fixtures, equipment and other items of personal property that are owned by Seller and used exclusively in connection with and for the occupancy and operation of the Improvements, including but not limited to floor coverings and wall coverings, interior partitions and drop ceilings, light fixtures, and mechanical systems and equipment (including HVAC systems) (collectively, the “Personal Property”).

(e)     Seller’s interest in any original and supplemental surveys, plans, specifications, and operating manuals to the extent relating to the Land, the Improvements and/or the Personal Property (the “Plans”).

(f)     Seller’s right, title and interest in any assignable licenses, franchises and permits to the extent relating to the operation of any of the Improvements on the Land (the “Permits”).

(g)     Seller’s right, title and interest in any assignable warranties or guaranties in connection with any of the Improvements or other Personal Property (the “Warranties”)

(h)     Seller’s right, title and interest in and to any and all leases of all or any portion of the Land (collectively, the “Leases”) together with all prepaid rents, rents and other sums due thereunder accruing after the Closing (the “Rents”), and any and all security deposits in Seller’s possession in connection therewith to the extent such deposits have not been applied by Seller prior to Closing in accordance with the Leases (the “Security Deposits”).

(i)     Seller’s right, title and interest in and to the Assigned Contracts (hereinafter defined) and all assignable existing warranties and guaranties (express or implied) issued in connection with the Improvements or the Personal Property (including all assignable termite warranties and bonds) (collectively, the “Intangibles”).

(j)     Seller’s right, title and interest in and to the Ground Lease.

(k)     Seller’s right, title and interest in and to that certain Lease dated June 2, 1986 between Seller, as successor-in-interest to Birmingham Associates III, an Alabama general partnership, and Luckie Group, an Alabama general partnership, as lessee, and the Board, as lessor (the “Easement Ground Lease” and together with the Ground Lease, the “Ground Leases”). Seller’s interest in the Ground Leases shall be referred to as the “Leasehold Interest” in this Agreement.

The Land, the Appurtenances, the Improvements and the Leasehold Interest are collectively referred to in this Agreement as the “Real Property.” The Real Property, the Personal Property, the Plans, the Permits, the Warranties, all of Seller’s right, title and interest in and to the Leases, Rents, Security Deposits and Intangibles are collectively referred to in this Agreement as the “Property.”

SECTION 1.2     Purchase Price: The purchase price to be paid by Buyer to Seller for the Property (the “Purchase Price”) shall be Fourteen Million and No/100 Dollars ($14,000,000.00), subject to the provisions of Section 10.9 and other adjustments and prorations described herein.

SECTION 1.3     Payment of the Purchase Price:   The Purchase Price, less the Earnest Money (as defined in Section 1.4), shall be payable by Buyer to Seller in immediately available funds at Closing.

SECTION 1.4     Earnest Money: Not later than two (2) Business Days following the date of complete execution of this Agreement by Buyer and Seller (the “Effective Date”), Buyer shall deposit with Title Company (as defined below) the sum of One Hundred Thousand and No/100 Dollars ($100,000.00); and within five (5) days following the end of the Initial Due Diligence Period, if this Agreement is not terminated, an additional One Hundred Thousand and No/100 Dollars ($100,000.00); and within five (5) days following the end of the Approvals Period, if this Agreement is not terminated, an additional One Hundred Thousand and No/100 Dollars ($100,000.00) (collectively, the “Earnest Money”). Unless otherwise applied or disbursed according to the terms of this Agreement, the Earnest Money shall be applied to reduce the amount of the Purchase Price owed to Seller at Closing.

ARTICLE 2

DUE DILIGENCE REVIEW

SECTION 2.1     Due Diligence Review: For a period of sixty (60) days following the Effective Date (the “Initial Due Diligence Period”), Buyer, at its sole cost and expense, shall conduct its due diligence review of the Property (“Due Diligence Review”). Within three (3) Business Days after the Effective Date, Seller will provide Buyer with copies of all existing title reports, commitments and policies, surveys, plats, environmental and geotechnical studies, reports and assessments, environmental insurance policies, evidence of zoning and copies of any permits or variances related thereto, certificates of occupancy, all Plans, Permits and Warranties, the Ground Leases, the Leases, including current tenant contact information, together with any amendments and guaranties or other documents relating thereto and any and all other reports or studies affecting or related to the Property and in Seller's possession or control. Seller shall also deliver (i) a copy of operating statements and operating expense budgets for 2015, 2016 and 2017, a current accounts receivable report and a summary of capital expenditures pertaining to the Property for the twelve (12) months preceding the Effective Date to the extent Seller has prepared the same for its own purposes (and which are being delivered without any representation as to their accuracy or completeness), and (ii) the Service Contracts (as defined herein). Buyer’s Due Diligence Review may include, in Buyer’s sole discretion, without limitation, inspections by Buyer and its agents of the Property’s soil, all environmental conditions affecting the Property and all other matters affecting the feasibility or suitability of the Property for Buyer’s intended purpose and examination at the Property (or the property manager’s office, as the case may be) of documents and files located at the Property or the property manager’s office concerning the leasing, maintenance and operation of the Property. Buyer shall have the right in concert with Seller and with prior notice to Seller to contact tenants of the Property. Buyer shall have the entire Initial Due Diligence Period to perform and complete the Due Diligence Review. During the Initial Due Diligence Period, Seller shall deliver to Buyer any items in Seller’s or Seller’s agents’ possession or control or reasonably obtainable by Seller or Seller’s agents and requested by Buyer without expense to Seller, other than (1) information contained in financial analyses or projections (except as specifically enumerated above); (2) material that is subject to attorney-client privilege or that is attorney work product; (3) appraisal reports or letters; or (4) organizational, financial and other documents relating to Seller (other than organizational documents needed to confirm Seller's existence and authority to enter into this Agreement and complete the sales transaction); (5) preliminary or draft reports or studies that have been superseded by final reports or studies; and (6) letters of intent, purchase agreements, loan documents or other documents, instruments or agreements evidencing or relating to any prior financing or attempted sale of the Property. Seller shall cooperate with Buyer in good faith in connection with Buyer’s Due Diligence Review of the Property. Further, at any time after the Effective Date, Buyer and its agents, employees, contractors and representatives shall have the right, privilege and license of entering upon the Property for the purpose of making utility studies, surveys, asbestos and hazardous waste studies, feasibility studies, engineering studies and any other studies and investigations as Buyer deems necessary or desirable in connection with its investigation of the Property, all in accordance with the terms and conditions of this Agreement. Buyer agrees to restore any damage done to the Property by Buyer or anyone acting in Buyer’s behalf in making such inspections. Buyer shall maintain liability insurance with minimum single limits of One Million Dollars ($1,000,000.00) for personal injury, death or property damage and shall name Seller as an additional insured with respect to such insurance. Upon written request of Seller, Buyer shall deliver to Seller a certificate of such insurance. Buyer shall indemnify, defend, and hold Seller harmless from and against any liability, damage, lien, loss, cost or expense (including attorneys' fees) suffered or incurred by Seller or resulting from any claim made against Seller as a result of Buyer's entry upon and investigations with respect to the Property (except to the extent arising from the mere discovery of existing conditions that are not exacerbated by Buyer or its agents), and this indemnity shall survive Closing or termination of this Agreement. Upon any termination of this Agreement by the Buyer, Buyer agrees to return to Seller or destroy any items delivered by Seller to Buyer.

SECTION 2.2     Title and Survey Matters: During the Initial Due Diligence Period, Buyer shall conduct a review of title and survey to determine the Property’s suitability for Buyer’s use.

(a)     Title Commitment:   Seller shall obtain, at Seller’s sole cost and expense, no later than ten (10) days after the Effective Date, a title commitment (“Title Commitment”) for an owner’s title insurance policy issued by First American Title Insurance Company (through The Title Group, Birmingham, Alabama, as agent), or any other title company selected by Buyer (the “Title Company”), in the amount of the Purchase Price, committing to insure Buyer against loss on account of any defects or encumbrances in title, excepting only current ad valorem taxes not yet due and payable, and other title or survey matters which Buyer, in writing, agrees to accept or that are waived or deemed waived pursuant to subsection (c) below (the “Permitted Exceptions”).

(b)     Survey: Within five (5) Business Days after the Effective Date, Seller shall provide to Buyer a copy of any existing ALTA survey for the Property to the extent in Seller’s possession or reasonable control (the “Existing Survey”). If no Existing Survey exists or if the Existing Survey is unacceptable to Buyer or Title Company for any reason, Buyer shall, at its option, obtain a current ALTA survey of the Property (the “Updated Survey”), in a form acceptable to Buyer and Title Company so that the standard exceptions as to matters of survey may be deleted from the final title policy. The Survey shall be prepared by a registered land surveyor licensed to do business in Alabama, shall contain a detailed legal description of the Land and such other matters as may be required by Buyer or Title Company.

(c)     Removal of Encumbrances: Buyer shall have until the date that is thirty (30) days following the Effective Date to notify Seller of any objections to matters shown on the Updated Survey or listed in the Title Commitment that are not acceptable to Buyer (the “Objection Notice”). Seller shall respond to Buyer in writing indicating what, if any action, Seller shall take with respect to any objection set forth in Buyer’s Objection Notice (“Seller’s Objection Notice Response”), and to the extent Seller has elected to cure any objection, Seller shall have until five (5) business days prior to the expiration of the Initial Due Diligence Period to have such matters removed from the Title Commitment or to cure any defects or exceptions objected to by Buyer and cause the Title Commitment to be revised and reissued without such items or to have the Title Company commit to insure against loss or damage that may be occasioned by such matters in a form and manner acceptable to Buyer in its sole discretion. Buyer shall not be required to object to any liens ("Liens") securing repayment or payment obligations listed on the Title Commitment; Seller hereby agrees that the same shall be paid in full and satisfied at Closing by Seller. Seller shall not be obligated to cure any objections except for removal of Liens, which may be done contemporaneously with Closing and from the Purchase Price payable at Closing. If Seller notifies Buyer that Seller is unable or unwilling to clear any defects or exceptions to title or if Seller agrees to cure any defects or exceptions but fails to cure the same on or before the date that is five (5) business days prior to the expiration of the Initial Due Diligence Period, Buyer shall elect to either (i) waive the same and proceed to Closing or (ii) terminate this Agreement. If Buyer elects to terminate this Agreement Title Company shall promptly refund the Earnest Money to Buyer without further demand therefor. .

SECTION 2.3     License to Enter: Seller hereby grants to Buyer and Buyer’s agents a license to enter onto the Property and agrees to cooperate in allowing access to the Property for the purposes of conducting Buyer’s Due Diligence Review; provided entry into areas leased to tenants shall be subject to the rights of tenants and must be coordinated with Seller and such tenants so as not to interfere with such tenants' normal business. Subject to the foregoing limitation, Seller represents and warrants that Seller has the right and authority to grant Buyer such license.

SECTION 2.4     Service Contracts: At or prior to the expiration of the Initial Due Diligence Period, Buyer shall deliver notice (“Contract Notification”) to Seller identifying (i) which of the assignable contracts and agreements relating to the upkeep, repair, maintenance or operation of the Land, Improvements or Personal Property (collectively, the “Service Contracts”) listed on Exhibit B attached hereto and made a part hereof that Buyer elects to assume and (ii) which of the Service Contracts that are terminable by their terms that Buyer desires Seller to terminate as of Closing (the “Terminable Contracts”). If Buyer fails to deliver a Contract Notification, Buyer shall be deemed to agree to assume all Service Contracts listed on Exhibit B that are then affecting the Property at Closing. If Buyer does not terminate this Agreement prior to the expiration of the Initial Due Diligence Period, Seller will promptly give the termination notices required under the Terminable Contracts and attempt to terminate any and all Terminable Contracts as of the Closing Date; provided, however, that if because of the notice requirement in any Terminable Contract, such Terminable Contract cannot be terminated as of Closing, Seller will send the applicable notice of termination, but any such Terminable Contract, together with any Service Contracts that by their terms cannot be terminated or with respect to which Buyer has not requested termination (the “Assigned Contracts”), shall be assigned to, and assumed by, Buyer at Closing.

SECTION 2.5     Due Diligence Review Approval/Disapproval: Notwithstanding any other provision hereunder, prior to the expiration of the Initial Due Diligence Period, Buyer, in its sole discretion, may terminate this Agreement for any reason whatsoever or no reason. On or before the expiration of the Initial Due Diligence Period, if Buyer approves the Due Diligence Review and elects to proceed to closing, Buyer shall notify Seller in writing (“Approval Notice”) of its approval of the Due Diligence Review and cause (in accordance with Section 1.4 hereof) additional Earnest Money (in the amount of $100,000.00) to be deposited with the Title Company within 5 days and proceed to Closing. On or before the expiration of the Initial Due Diligence Period, if Buyer elects to extend the Initial Due Diligence Period as set forth in Section 2.6 below, Buyer shall notify Seller in writing (“Approvals Extension Notice”) of its desire to extend the Initial Due Diligence Period for the purpose of obtaining the approvals referenced in Section 2.6 below and shall cause (in accordance with Section 1.4 hereof) additional Earnest Money (in the amount of $100,000.00) to be deposited with the Title Company within 5 days. If Buyer does not timely provide the Approval Notice or the Approvals Extension Notice, this Agreement shall terminate and the parties shall have no further obligations hereunder. If this Agreement is terminated, Title Company shall promptly refund the Earnest Money to Buyer without further demand therefor.

SECTION 2.6     Additional Approvals Period: Buyer shall have the right, upon delivery of the Approvals Extension Notice to Seller prior to the expiration of the Initial Due Diligence Period and the deposit of the second $100,000 earnest money deposit as described and in accordance with in Section 1.4 above, to extend the Initial Due Diligence Period for up to four (4) thirty (30) day periods (each, an “Approval Period”, and collectively, the “Approvals Periods”) in order to obtain (i) any and all governmental permits and approvals, building approvals, and any necessary variances and/or re-zoning approvals (collectively, “Zoning Approvals”) for Buyer’s intended use of the Property, such that the operation of a bank headquarter facility and branch banking facility, together with a detached drive-through facility on the Property will comply with any and all applicable zoning and use restrictions affecting the Property, provided that (a) Buyer hereby agrees to use its best faith efforts to make application for such Zoning Approvals on or before May 31, 2017, and (b) Buyer hereby agrees to continuously pursue such Zoning Approvals following the filing of such application; (ii) any and all approvals from all applicable regulatory authorities (including but not limited to applicable banking authorities) necessary for Buyer’s intended use of the Property; and (iii) any approvals necessary from the Board in order to construct a drive-through facility on the Ground Leased Land; provided, however, in order to extend the Initial Due Diligence Period for the Approvals Periods, (a) Buyer must use commercially reasonable efforts to have applied for all such approvals referenced in subsections (i), (ii) and (iii) above (collectively, the “Approvals”) prior to the expiration of the Initial Due Diligence Period, and (b) Buyer must notify Seller that it has completed and approved all other due diligence on the Property and acknowledge that it may only terminate this Agreement and obtain a refund of the Earnest Money in the event that (x) it fails to obtain one or more Approvals and so notifies Seller in writing prior to the expiration of the then-current Approvals Period or (y) Seller defaults hereunder. If Buyer fails to obtain one or more Approvals prior to the expiration of the then-current Approvals Period and notifies Seller of its intent to terminate this Agreement prior to the expiration of the then-current Approvals Period, Title Company shall promptly refund the Earnest Money to Buyer without further demand therefor; provided, however, in the event that Buyer exercises its right to extend beyond the first Approvals Period, Twenty Five Thousand and No/100 Dollars ($25,000.00) of the Earnest Money shall become non-refundable to Buyer (although applicable to the Purchase Price at Closing) and fully-earned by Seller (other than in the event of default by Seller hereunder) upon the commencement of each of the second, third and fourth Approval Periods (i.e., if Buyer properly terminates this Agreement during the fourth 30-day Approvals Period, $125,000 of the Earnest Money shall be refunded to Buyer, and $75,000 shall be remitted to Seller).

ARTICLE 3

CONDITIONS PRECEDENT

The obligation of Buyer to purchase the Property or otherwise perform any obligation hereunder shall be further conditioned upon the fulfillment or waiver by Buyer prior to Closing of each of the following conditions precedent to Closing (collectively, “Buyer’s Conditions to Close”):

SECTION 3.1     Due Diligence: Buyer shall have determined during the Initial Due Diligence Period that the conditions of the Property are satisfactory and suitable for Buyer’s intended use in its absolute discretion, as evidenced by the Approval Notice, and Buyer shall not have exercised its option during the Initial Due Diligence Period or the Approvals Period, as the case may be, to terminate this Agreement.

SECTION 3.2     Title Policy:     Buyer shall have received the Title Commitment marked down by Title Company through the date and time of recording of the deed delivered hereunder and in the amount of the Purchase Price, binding Title Company to issue an owner’s policy of title insurance insuring that Buyer has good, marketable and indefeasible fee simple title to the Property, subject only to the Permitted Exceptions. Such marked down Title Commitment must delete the standard pre-printed exceptions, including but not limited to any exceptions for (a) mechanics’ and materialmen’s liens for work done for Seller or that Seller has expressly authorized and (b), unless Buyer elects to not obtain an Updated Survey, matters pertaining to survey (other than matters that would be depicted by a current survey of the Land and Improvements) or a physical inspection of the Property. Seller shall have executed and delivered such affidavits, quit claim deeds and certificates reasonably required by Title Company to issue such title policy (with an indemnity to Title Company as to any knowingly false statement contained in any certificate or affidavit given by Seller to Title Company).

SECTION 3.3     Performance By Seller: The performance by Seller of each and every agreement or act required to be performed by Seller hereunder, and the truth and accuracy, in all material respects, of each representation and warranty made by Seller as of the Closing Date.

SECTION 3.4     Closing Documents: Seller shall have delivered to Buyer all items and documents required to be delivered by Seller to Buyer in accordance with the terms of this Agreement, including specifically, but without limitation, Seller’s Closing Deliveries (as defined in Section 4.2).

SECTION 3.5     Estoppel Certificates: Seller shall obtain and deliver (or caused the applicable tenants to deliver) to Buyer not later than five (5) Business Days prior to the end of the Initial Due Diligence Period an estoppel certificate addressed to the Landlord, its successors and assigns in substantially the form attached hereto as Exhibit C attached hereto from each tenant on the Rent Roll, with no material changes made by the applicable tenant. If any tenant refuses or the content of the tenant estoppel is unsatisfactory to Buyer, Buyer shall have the options in Section 3.7 to be exercised on or before the end of the Initial Due Diligence Period.

SECTION 3.6     Intentionally deleted.

SECTION 3.7     Termination: In the event that any of the foregoing Buyer’s Conditions to Close are not satisfied by the Closing Date or such earlier deadline as may be set forth above, Buyer shall have the right, at its option, to either (a) terminate this Agreement by written notice to Seller and in such event Title Company shall promptly refund the Earnest Money to Buyer and neither party shall have any further obligations to the other hereunder, or (b) waive in writing the Buyer’s Condition to Close that is not met. The foregoing Buyer’s Conditions to Close are for the sole benefit of Buyer, and any one or more of such conditions may be waived by Buyer, in whole or in part, in Buyer’s sole discretion.

ARTICLE 4

CLOSING

SECTION 4.1     Closing Date, Time and Location: The closing of the transaction set forth herein (the “Closing”) shall take place on or before fifteen (15) days after the expiration of the Initial Due Diligence Period or the Approvals Period (in the event that Buyer elects to extend the Initial Due Diligence Period) (the “Closing Date”) at the offices of Buyer’s counsel, Maynard, Cooper & Gale, P.C., 1901 Sixth Avenue North, 2400 Regions/Harbert Plaza, Birmingham, Alabama, at a time mutually agreeable to the parties, unless the parties mutually agree on another date, time and location.

SECTION 4.2     Seller’s Closing Deliveries: At Closing, Seller shall execute and deliver to Buyer the following items (collectively, the “Seller’s Closing Deliveries”):

(a)     A statutory warranty deed transferring and conveying good and marketable fee simple title to the Land, together with the Appurtenances thereto and Improvements thereon, to Buyer, free and clear of all liens, charges and encumbrances except for the Permitted Exceptions, which deed shall be acknowledged in form for recording.

(b)     A quitclaim deed, if necessary, dated as of the Closing Date, in a form acceptable to Buyer conveying the Land to Buyer pursuant to the legal description to be drawn from the Updated Survey, which deed shall be acknowledged in form for recording.

(c)     An owner’s affidavit executed by Seller and dated as of the Closing Date in a form reasonably acceptable to Seller and Title Company.

(d)     A certificate and affidavit of non-foreign status in a form satisfying the requirements of the Foreign Investment in Real Property Tax Act (“FIRPTA”).

(e)     Information sufficient for the Title Company to prepare an IRS Form 1099.

(f)     A Bill of Sale and Assignment and Assumption Agreement in form and substance reasonably satisfactory to Buyer, which includes a bill of sale conveying the Personal Property to Buyer, an assignment and assumption of the Leases, Rents and Security Deposits, and an assignment of the assignable Plans, Permits, Warranties and Assigned Contracts, if applicable (the “Bill of Sale and Lease Assignment”).

(g)     Original Estoppel Certificates as have been obtained pursuant to Section 3.5.

(h)     A certificate dated the Closing Date stating that all of the representations and warranties of Seller contained in Section 8.1 hereof are by Seller's knowledge true and correct in all material respects as of the date such representations and warranties are made and as of the Closing Date.

(i)     A settlement statement setting further all amounts paid and to be paid at Closing (“Settlement Statement”).

(j)     Copies in possession of Seller or its agents, if any, of the Plans, as well as a transfer and assignment of any assignable Warranties or Permits

(k)     All original signed copies of the Leases in Seller’s possession.

(l)     Copies of executed written notices of the sale, in form and substance reasonably acceptable to Buyer, addressed to all of the tenants under each of the Leases, giving notice of the sale and directing such tenants to pay all rent due under the terms of their tenancies to such person and at such place as Buyer shall direct.

(m)     deliver to Buyer an updated Rent Roll dated no earlier than two (2) Business Days prior to the Closing Date.

(n)     Such other documents as may be reasonably required by Buyer or Title Company.

(o)     An Assignment and Assumption of the Ground Leases in form and substance reasonably acceptable to Buyer, which shall, if necessary, be acknowledged in form for recording (the “Ground Lease Assignment”).

(p)     An original Estoppel Certificate in form and substance reasonably acceptable to Buyer duly executed by the Board in connection with the Ground Leases.

(q)     An original Estoppel Certificate in form and substance reasonably acceptable to Buyer duly executed by Shades Valley Evangelical Lutheran Church (the “Church”) in connection with that certain Declaration of Parking and Access Easements dated October 8, 1985 by and between the Church and Birmingham Associates III, an Alabama general partnership, and Luckie Group, an Alabama general partnership, as predecessors-in-interest to Seller (as the same has been amended from time to time, the “Access and Parking Declaration”).

SECTION 4.3     Buyer’s Closing Deliveries: At Closing, Buyer shall execute and deliver to Seller the following (“Buyer’s Closing Deliveries”)”

(a)     The Bill of Sale and Lease Assignment.

(b)     The Settlement Statement.

(c)     The Ground Lease Assignment.

(d)     Such other documents as may be reasonably requested by Seller or Title Company.

SECTION  4.4     Legal Description: For purposes of the statutory warranty deed and other documents to be delivered to Buyer by Seller at Closing, the legal description of the Owned Land shall be as set forth in the Title Commitment. To the extent that the Updated Survey describes property in excess of such legal description, the excess will be conveyed by a quitclaim deed and other documents and instruments which are to be delivered at Closing with no adjustment to the Purchase Price.

SECTION  4.5     Prorations and Adjustments: The following items shall be adjusted and prorated on a daily basis between Seller and Buyer as of the Closing Date:

(a)     Ad Valorem Taxes: All real estate ad valorem taxes and special taxes or assessments and all municipal taxes shall be prorated in advance, and all other taxes shall be prorated in arrears. If the actual amount of any such taxes and assessments is not known on the Closing Date, they shall be prorated on the basis of the amount of taxes and assessments payable for prior year, and shall, upon request by either party, be adjusted between the parties when the actual amount of taxes and assessments payable in the year of Closing is known to Buyer and Seller if the actual amount of taxes for the year of Closing differs by more than $250.00 from the tax amount used in the proration of taxes at Closing, provided that if any tax increase is chargeable to tenants, no adjustment shall be made.

(b)     Assessments: Assessments, either general or special, for improvements completed prior to the Closing Date, whether matured or unmatured, shall be paid in full by Seller. All other assessments shall be paid by Buyer.

(c)     Utilities. Seller and Buyer jointly shall contact all utility providers for all utilities currently paid by Seller and shall arrange to have the accounts for all such utilities taken out of Seller’s name and put into Buyer’s name on the Closing Date. The utility companies shall take readings on the Closing Date. Seller shall pay in full all water, electricity, gas, and other utility payments or charges due and payable for all periods prior to the Closing Date and Buyer shall pay the same for all periods on or after the Closing Date. Any utility security deposits Seller has paid with respect to the Property shall be reimbursed to Seller by the utility company holding such deposit. Buyer shall not reimburse Seller for any utility security deposits.

(d)     Income and Expenses. Except as otherwise set forth above, all income from the Property, including but not limited to rent payable under the Leases, and all expenses of the Property, shall be prorated on a daily basis between Seller and Buyer as of the Closing Date, with Buyer receiving all income, and being responsible for all expenses, from the Property for the Closing Date. All prorations and adjustments under this Section 4.5 shall be made against the cash sum otherwise payable by Buyer to Seller pursuant to Section 1.3.

(e)     Security Deposits. At Closing, Seller shall, at Seller’s option, either deliver to Buyer any Security Deposits and prepaid rent actually held by Seller pursuant to the Leases or credit to the account of Buyer the amount of such Security Deposits (to the extent such Security Deposits have not been applied against delinquent Rents or otherwise as provided in the Leases).

(f)     Prepaid Rents; Leasing Costs. At Closing, Seller shall provide Buyer with a credit for all prepaid rents. If there are any unpaid leasing commissions or any unpaid tenant improvement allowances, moving allowances, or design allowances (collectively, “Leasing Costs”) that are either (i) due prior to the Closing Date or (ii) not due prior to the Closing Date but that are attributable to rents accruing for a period prior to the Closing Date, Seller will pay the same or in the alternative Buyer will receive a credit therefor to the extent that Buyer assumes the obligation for payment. Any such unpaid Leasing Costs that survive the Closing shall be contained within the applicable Lease (including any amendments) delivered to Buyer in accordance with this Agreement or shall be otherwise disclosed in writing by Seller to Buyer with the delivery of the Leases.

(g)     Assigned Contracts. Any income payable in connectionwith any Assigned Contract will be prorated as set forth in Section 4.5(d), including any lump sum, front loaded or similar bonus payments paid to Seller with respect to cable, internet and telephone contracts.

SECTION  4.6     Final Adjustment After Closing: If final bills are not available or cannot be issued prior to Closing for any item being prorated under Section 4.5, then Buyer and Seller agree to allocate such items on a fair and equitable basis as soon as such bills are available, final adjustment to be made as soon as reasonably possible after the Closing. Payments in connection with the final adjustment shall be due within thirty (30) days of written notice. All such rights and obligations shall survive the Closing.

Closing: The Closing shall consist of:

(a)     The execution and/or delivery by Seller of Seller’s Closing Deliveries.

(b)     The execution and/or delivery by Buyer of Buyer’s Closing Deliveries.

(c)     The delivery by Buyer to Seller of the balance of the Purchase Price.

(d)     The delivery by Seller to Buyer of possession of the Property.

SECTION 4.7     Closing Costs: Each party shall bear the expense of its own attorneys, consultants and advisors. The Buyer shall be responsible for the additional premiums and other charges for any endorsements or modifications to the standard owner’s title policy, the costs associated with the Updated Survey, if any, any Phase I environmental site assessment performed for it, its other inspections of the Property, all recording fees and taxes associated with the statutory warranty deed, and one-half of any closing fee charged by the Title Company. The Seller shall be responsible for the preparation of Seller’s Closing Deliveries, the search and examination costs and the cost of the base premium for the standard owner’s title policy (excluding endorsements), and one-half of any closing fee charged by Title Company. In addition, if applicable, the Buyer shall be responsible for any fees and costs associated with its financing of the transaction contemplated by this Agreement and any recording fees (other than those required to release encumbrances on the Property at Closing).

ARTICLE 5

COMMISSIONS

Except as stated below, Buyer and Seller each represent to the other that no third party is entitled to a sales commission or fee upon the Closing of this transaction. Seller and Buyer each hereby agree to indemnify the other against and shall hold the other harmless from any and all claims, damages, costs or expenses of or for any such fee or commission to the extent that either shall have been responsible for the creation of such claim and shall pay all costs incurred by the other in defending any action or lawsuit brought to recover any such fee or commission. Buyer shall pay a commission to Harbert Realty Services, LLC in the amount of $140,000 at Closing. Buyer shall pay a commission to Tynes Development Corporation in the amount of $140,000 at Closing. Seller shall pay a commission in the amount of $280,000 to Cushman and Wakefield/EGS Commercial Realty at Closing. No commissions or fees shall be due if Closing does not occur.

ARTICLE 6

MAINTENANCE OF PROPERTY PENDING CLOSING

Between the date hereof and the Closing Date, Seller shall (i) continue to operate and manage the Property in a reasonable, diligent and prudent manner and pay all bills, whether for taxes, assessments, insurance, maintenance, utilities, repairs or otherwise and (ii) perform all of its obligations under the Leases and Service Contracts. Prior to the expiration of the Initial Due Diligence Period, Seller will not amend or terminate any Lease (except for renewals or terminations that may be effected solely by the tenant without Seller's consent as landlord and not resulting from Seller being in violation of the Lease), or enter into any new Lease without Buyer’s express written consent, which consent may be withheld in Buyer’s sole and absolute discretion. On or before the date that is sixty (60) days following the Effective Date, Buyer shall identify to Seller in writing the space in the Property that it intends to occupy following Closing (the “Buyer Occupied Space”). Subsequent to the expiration of the Initial Due Diligence Period, Seller will not amend or terminate any Lease (except for renewals or terminations that may be effected solely by the tenant without Seller's consent as landlord and not resulting from Seller being in violation of the Lease), or enter into any new Lease without Buyer’s express written consent, which consent shall not be unreasonably withheld, conditioned or delayed, unless such new Lease would adversely affect Buyer’s intended use of the Property, in which event Buyer’s consent shall be in its sole and absolute discretion.

ARTICLE 7

RISK OF LOSS FROM CASUALTY OR CONDEMNATION

Pending close of this transaction, the risk of loss or damage to the Property by fire or other casualty or its taking or damage by condemnation shall be on Seller. If any loss or damage occurs during such period, then Buyer shall have the option of (a) terminating this Agreement and having the Earnest Money refunded in full, or (b) accepting the Property with abatement of the Purchase Price in the amount of any condemnation award, the cost of replacement or repair, or (c) accepting any condemnation award, insurance proceeds or settlement amount, or assignment of all of Seller’s rights thereto, and proceeding with closing as to the remainder of the Property, with, if insurance proceeds have not already been paid to Seller as of Closing, an abatement of the Purchase Price in the amount of any deductible payable in connection therewith.

ARTICLE 8

REPRESENTATIONS, WARRANTIES AND COVENANTS

SECTION 8.1     Representations, Warranties and Covenants of Seller: Seller hereby makes the representations, warranties and covenants set forth below. All of the following representations and warranties shall be deemed to have been made again at and as of the time of the Closing. The representations, warranties and covenants of Seller are as follows:

(a)     Seller has the right, power and authority to enter into this Agreement and to consummate the transactions contemplated herein.

(b)     The execution and delivery of this Agreement by Seller, and the performance and observance by Seller of Seller’s duties and obligations under this Agreement and of all other acts by Seller necessary and appropriate for the consummation of the transactions contemplated herein, are consistent with and not in violation of, and will not create any material default under (i) any instrument (including, without limitation, any contract, agreement, lease, license, covenant, commitment or understanding) affecting the Real Property, or (ii) any law, rule, regulation, notice, order decree or judgment of any nature to which the Real Property is bound.

(c)     Seller is the sole owner of good, fee simple, unencumbered, marketable title to all of the Owned Land, subject only to the Permitted Exceptions and those liens or encumbrances that will be satisfied at Closing; and Seller holds a valid and enforceable first-priority leasehold interest in the Ground Leased Land as lessee under the Ground Leases.

(d)     No prior options, rights of first refusal or other rights have been granted by Seller to any third parties to purchase all or any portion of the Real Property or any interest therein that are currently in effect or outstanding.

(e)     There is no action, suit or proceeding pending or, to the best knowledge of Seller, threatened, against or by Seller and affecting Seller’s right to transfer any of the Property or the title of the Real Property.

(f)     Seller is not involved in any bankruptcy, reorganization or insolvency proceeding as a debtor.

(g)     No litigation, administrative, or other proceeding, order or judgment is pending or outstanding, or threatened against or relating to any portion of the Real Property or Personal Property.

(h)     There is no pending or, to the best of Seller’s knowledge, threatened, action by any governmental authority or agency having the power of condemnation or eminent domain that would reasonably be expected to result in all or any portion of the Real Property or any interest therein being taken by eminent domain, condemnation or conveyed in lieu thereof.

(i)     Seller has received no notice of any pending proceedings for the imposition of any special assessment, or the formation of a special assessment district, which would affect in any manner the Real Property or any portion thereof.

(j)     At Closing, Seller shall have paid all taxes, permits, fees and licenses due which relate to the Real Property and the Personal Property for periods prior to Closing and shall have received no notice of increase, assessment, levy or penalty with respect to any of the foregoing, other than those notices of which Seller has provided a copy to Buyer during the Initial Due Diligence Period.

(k)     Seller has received no notice that there are any proposed or pending changes in zoning or roadway, water, or sewer construction affecting the Real Property or any portion thereof.

(l)     Seller has not received any notices that Seller has failed to comply in any material respect with any law, regulation or ordinance affecting the Real Property and has not received any notice indicating any material violation of any regulation or ordinance which would adversely affect the use of the Real Property for the purposes for which it is currently being used.

(m)     Seller has received no notice that there is any material defect in or about the Real Property or any portion thereof. For purposes of this Section, “material defect” means any defect the cost to repair or restore of which exceeds Twenty Five Thousand and No/100 Dollars ($25,000.00).

(n)     Seller has no knowledge of any fact or condition which would result in the termination or reduction of the current access from the Real Property to existing roads, or to sewer or other utility services presently serving the Real Property.

(o)     To Seller's knowledge, except as disclosed in any environmental report obtained by Buyer prior to the expiration of the Initial Due Diligence Period, and except for cleaning and landscaping products ordinarily used in the operation and maintenance of similar properties in quantities that do not violate applicable law, (i) no Hazardous Material (as defined below) is or has been transported to or from, or generated, placed, held, released, located, stored, or disposed of on, under, or at the Real Property; (ii) neither the Real Property nor any part of any improvements and equipment thereon contains any asbestos or polychlorinated biphenyls; (iii) Seller has not received any notice of any action or proceeding relating to any Hazardous Material or notice of any release or threatened release thereof on, under or at the Real Property or any notice contrary to (i) and (ii) above; and (iv) no underground or above-ground storage tanks are or have been located on the Real Property.

(1)     “Hazardous Material” means, without limitation, any substance or material defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous waste”, “acutely hazardous waste”, “restricted hazardous waste”, “toxic substances” (including toxic mold) or “known to cause cancer or reproductive toxicity” (or words of similar import), petroleum products (including crude oil or any fraction thereof) or any other chemical, substance or material which is prohibited, limited or regulated under any federal, state or local law, ordinance, regulation, order, permit, license, decree, common law, or treaty regulating, relating to or imposing liability or standards concerning materials or substances known or suspected to be toxic or hazardous to health and safety, the environment, or natural resources. For purposes of this Section 8.1(x), laws and regulations shall include, but not be limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1901, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 901, et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251, et seq.; the Clean Air Act, 42 U.S.C. § 7401, et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701, et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq.; the Emergency Planning and Community Right-To-Know Act, 42 U.S.C. § 11001, et seq.; A.R.S. §§ 49-201(16), 49-901(3), and 49-921(5); and in the regulations adopted pursuant to such laws; and any substance or material which has been determined by a state, federal or local governmental authority with jurisdiction over the Real Property to be capable of posing a risk of injury to health or safety.

(2)     Seller shall indemnify, defend and hold harmless Buyer, its affiliates, directors, officers, employees, and agents ("Indemnitees"), from and against any and all judgments, losses, costs, damages, liabilities, deficiencies, fines, penalties, or expenses incurred or suffered by Indemnitees due to claims, actions, suits or proceedings against Indemnitees by third parties, whether foreseeable or unforeseeable, directly or indirectly arising out of, in respect to, or in connection with (y) the transportation to or from or the presence, use, generation, storage, release, threatened release or disposal of Hazardous Material by Seller, its affiliates, agents or contractors on, under, or in the Real Property prior to Closing in violation of applicable law, and (z) any breach by Seller of its representations or warranties in this Agreement with respect to Hazardous Material. As used herein, “expenses” includes, without limitation, reasonable attorneys’, experts’ and investigation and laboratory fees, court costs and litigation expenses; “liabilities” includes, without limitation, governmental fines, sums paid in settlement of claims; and “costs” includes, without limitation, the cost of any repair, cleanup, treatment, detoxification, closure, disposal, remediation, or other similar actions, prior to or following transfer of title to the Real Property, to the full extent that such action is attributable, directly or indirectly, to the transportation to or from, or the presence, use, generation, storage, release, threatened release or disposal of Hazardous Material by any person on the Real Property prior to transfer of title to Buyer.

(p)     Service Contracts. To Seller’s knowledge, the Service Contracts listed on Exhibit B are all of the Services Contracts, except any agreement with Seller’s property manager, which shall be terminated by Seller at or prior to Closing. Seller has provided Buyer with true, correct and complete copies, in all material respects, of all Service Contracts, including all amendments and modifications thereof, prior to the execution of this Agreement by Buyer and Seller.

(q)     Rent Roll. To Seller’s knowledge, the rent roll attached hereto as Exhibit D (the “Rent Roll”) is accurate in all material respects and lists all of the Leases currently affecting the Property. At Closing, to Seller’s knowledge, the Rent Roll provided to Buyer pursuant to Section 4.2 is accurate in all material respects and lists all of the Leases currently affecting the Property. To Seller’s knowledge, each Lease is in full force and effect. In addition, to Seller’s knowledge:

(a)	No renewal right has been granted to any tenant, except as may be provided in the Leases;

(b)	No tenant has an option to purchase the Property or any portion thereof or any right of first refusal or right of first offer with respect thereto, except as may be provided in the Leases;

(c)	Except as set forth in the Leases, no tenant is entitled to any rebate, concession, deduction or offset;

(d)	No brokerage commission for any Leases will be due and payable except as set forth in the Leases;

(e)

As of the Effective Date, no tenant has paid any rent, additional rent or other charge of any nature for a period of more than thirty (30) days in advance, except as may be reflected on the Rent Roll; and

(f)

Except as set forth in the Rent Roll, none of the tenants under the Leases is in monetary default (beyond any applicable grace period provided by the Leases), nor has Seller delivered written notice to any Tenant of a current default in the performance or observance of any of the non-monetary terms, covenants or conditions to be kept, observed or performed by it under its Lease.

(r)     OFAC Neither Seller nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control ("OFAC") of the Department of the Treasury (including those named on OFAC's Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action.

(s)     Seller has entered into no amendments or assignments in connection with the Ground Leases, and the Ground Leases are currently in full force and effect without default thereunder by either the lessor or the lessee thereunder.

(t)     The Access and Parking Declaration is currently in full force and effect without default thereunder by either the Church or the Seller.

SECTION  8.2     Condition Precedent: The truth and accuracy of and continued compliance with the foregoing representations and warranties on the Closing Date shall be a condition precedent to the performance by Buyer of its obligations under this Agreement.

SECTION  8.3     Survival of Representations and Warranties: The representations and warranties of the Seller made in connection herewith, including, without limitation, those in Article 5 and Section 8.1 hereof, shall be continuing representations and warranties, shall not merge with or into any deed of conveyance or other document or instrument delivered at or in connection with the Closing and shall survive the Closing for a period of one (1) year; provided, however, that such limitation shall not apply to (i) any intentional fraud; or (ii) any claim or cause of action initiated prior to the end of such one (1) year period but not settled prior to the end of such period.

SECTION  8.4     AS-IS: THE SALE OF THE PROPERTY HEREUNDER IS AND WILL BE MADE ON AN “AS IS” BASIS. SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS, WARRANTIES OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE OF, AS TO, CONCERNING OR WITH RESPECT TO THE PROPERTY OR ITS CONDITION, INCLUDING HIDDEN DEFECTS IF ANY, OR ANY OTHER MATTER WHATSOEVER, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT. BUYER IS A SOPHISTICATED BUYER THAT IS FAMILIAR WITH THE OWNERSHIP AND OPERATION OF REAL ESTATE PROJECTS SIMILAR TO THE PROPERTY AND HAS HAD ADEQUATE OPPORTUNITY OR WILL HAVE ADEQUATE OPPORTUNITY PRIOR TO CLOSING TO COMPLETE ALL PHYSICAL AND FINANCIAL EXAMINATIONS RELATING TO THE ACQUISITION OF THE PROPERTY HEREUNDER IT DEEMS NECESSARY, AND WILL ACQUIRE THE SAME SOLELY ON THE BASIS OF AND IN RELIANCE UPON SUCH EXAMINATIONS AND THE TITLE INSURANCE PROTECTION AFFORDED BY BUYER’S TITLE INSURANCE POLICY AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER. ANY INFORMATION PROVIDED OR TO BE PROVIDED WITH RESPECT TO THE PROPERTY BY SELLER IS SOLELY FOR BUYER’S CONVENIENCE AND WAS OR WILL BE OBTAINED FROM A VARIETY OF SOURCES. AS TO ITEMS PREPARED OR OBTAINED FROM OTHERS OR PREPARED BY SELLER FOR ITS OWN PURPOSES BUT FURNISHED TO BUYER, INCLUDING SURVEYS OR REPORTS OF ANY KIND, SELLER HAS NOT MADE AND IS NOT REQUIRED TO MAKE ANY PAST OR CURRENT INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION, AND BUYER AGREES THAT SELLER SHALL NOT BE LIABLE FOR ANY MISTAKES OR OMISSIONS.

ARTICLE 9

DEFAULT

SECTION 9.1     Seller’s Default: If the sale and purchase of the Property contemplated by this Agreement is not consummated on account of Seller’s breach or default hereunder, Buyer shall have the following options: (i) to terminate this Agreement, whereupon the Earnest Money, together with all interest earned thereon, plus an amount equal to all of Buyer’s costs and expenses suffered or incurred in connection with the transaction contemplated by this Agreement, including but not limited to, all reasonable out of pocket costs and expenses related to Buyer’s due diligence review of the Property, not to exceed a sum equal to the Earnest Money, shall be remitted to Buyer on demand in accordance with the provisions hereof; or (ii) the right to sue for specific performance of this Agreement (with a credit for the Earnest Money paid). Such remedies shall be Buyer's exclusive remedies in the case of Seller's breach or default in consideration of Seller's agreement to limit its remedies as set forth in Section 9.2.

SECTION 9.2     Buyer’s Default: If the sale and purchase of the Property contemplated by this Agreement is not consummated because of Buyer’s default, failure or refusal to perform hereunder, Seller shall be entitled, as its sole and exclusive remedy hereunder or otherwise, to payment of the Earnest Money, with interest thereon, as full and complete liquidated damages for such default of Buyer, the parties hereto acknowledging that it is difficult or impossible to estimate more precisely or accurately the damages which might be suffered by Seller upon Buyer’s default. Seller’s receipt of the Earnest Money, with interest thereon, is intended not as a penalty, but as full liquidated damages. The parties acknowledge and agree that the liquidated damages provided herein is a reasonable pre-estimate of Seller’s probable loss resulting from Buyer’s default. The right to retain such sums as full liquidated damages is Seller’s sole and exclusive remedy in the event of default hereunder by Buyer, and Seller hereby waives and releases any right to (and hereby covenants that it shall not) sue Buyer: (a) for specific performance of this Agreement, or (b) to recover actual damages in excess of such sums.

ARTICLE 10

MISCELLANEOUS

SECTION 10.1     Notices: All notices, requests, demands, and other communications (collectively, “Notices”) hereunder shall be in writing and delivered to the parties hereto by (a) hand-delivery, (b) established express delivery service that maintains delivery records (e.g. Federal Express or UPS), (c) certified or registered U.S. mail, postage prepaid, return receipt requested, or (d) facsimile or other electronic means with confirmation of delivery and follow up delivery by a method set forth in subsections (a) – (c) at the following addresses, or at such other address as the parties hereto may designate pursuant to this Section 10.1.

(a)	To Buyer:	National Bank of Commerce
813 Shades Creek Parkway
Suite 100
Birmingham, Alabama 35209
Attention: John R. Bragg
Fax: (205) 313-2141

	with copy to:	Maynard, Cooper & Gale, P.C.
1901 Sixth Avenue North, Suite 2400
Birmingham, Alabama 35203
Attention: Thomas C. Clark, III, Esq.
Fax: (205) 254-1999

(b)	To Seller:	280 Associates, L.L.C.
505 20th Street North
Suite 700
Birmingham, Alabama 35203
Attn: Bob Schleusner

	with copies to:	Haskins Jones
Haskins Jones, LLC
3839 2nd Ave. So., Suite 200
Birmingham, Alabama 35233
hwj@haskinsjones.com

Each such notice or other communication shall be deemed given upon receipt or refusal to accept receipt. Notices by way of facsimile or other electronic means are deemed received upon confirmed delivery.

SECTION 10.2     Captions: The paragraph headings or captions appearing in this Agreement are for convenience only, are not a part of this Agreement, and are not to be considered in interpreting this Agreement.

SECTION 10.3     Entire Agreement; Modification: This written Agreement constitutes the entire and complete agreement between the parties hereto and supersedes any prior oral or written agreements between the parties with respect to the Property. It is expressly agreed that there are no oral understandings or agreements which in any way change the terms, covenants and conditions herein set forth, and that no modification of this Agreement and no waiver of any of its terms and conditions shall be effective unless made in writing and duly executed by the parties hereto.

SECTION 10.4     Binding Effect; Time of Essence: All covenants, agreements, warranties and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns. Time is of the essence of this Agreement. If the time period by which any right, option or election provided under this Agreement must be exercised, or by which any act must be performed, or by which Closing must be held, expires on a day other than a Business Day, then such time period shall be automatically extended to the next Business Day. For purposes of this Agreement, the term “Business Day” means any day other than Saturday, Sunday or any federal legal holiday.

SECTION 10.5     Attorneys’ Fees: Seller and Buyer are each responsible for the costs and expenses associated with their respective legal counsel. Seller and Buyer acknowledge that Maynard, Cooper & Gale, P.C. is serving as legal counsel for Buyer, and Haskins Jones, LLC is serving as legal counsel for Seller.

SECTION 10.6    Governing Law: The Agreement shall be governed by and interpreted under the laws of the State of Alabama, without regard to its principles of conflicts of law.

SECTION 10.7     Exhibits: Each and every exhibit referred to or otherwise mentioned in this Agreement is attached to this Agreement and is and shall be construed to be made a part of this Agreement by such reference or other mention, in the same manner and with the same effect as if each exhibit were set forth in full and at length every time it is referred to or otherwise mentioned.

SECTION 10.8     Successors And Assigns: This Agreement shall apply to, be binding upon and enforceable against and inure to the benefit of the parties hereto and their respective successors and permitted assigns to the same extent as if specified at length throughout this Agreement.

SECTION 10.9     Purchase Price Credit for Tenant Allowances and Leasing Commissions: Seller shall provide a credit to Buyer at Closing (to be separately reflected on the settlement statement executed in connection with Closing) in the amount of $298,521.00 in order to offset future tenant improvement allowances and leasing commissions with respect to unoccupied, vacant space in the Property and renewal rights under those existing leases more particularly described on Schedule 10.9 attached hereto (the “TI/LC Credit”); provided, however, such TI/LC Credit shall be automatically reduced by an amount equal to (i) all tenant improvement allowance and leasing commissions actually paid by Seller prior to Closing and (ii) any savings generated with respect to the amounts set forth on Schedule 10.9 (provided, however, the aggregate reduction with respect to particular space resulting from (i) and (ii) above shall not exceed the amount set forth on Schedule 10.9 with respect to such space) with respect to renewal rights under those existing leases more particularly described on Schedule 10.9 attached hereto and with respect to new Leases that are approved by Buyer as required under Article 6 hereof and executed prior to Closing. In addition to the foregoing, in the event that Buyer identifies as part of its Buyer Occupied Space any of the space listed on Schedule 10.9 in lieu of other space not listed on Schedule 10.9, the credit amount set forth on Schedule 10.9 with respect to such identified space shall be transferred to the other space not so identified, on a pro rata basis.

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement effective as of the Effective Date.

SELLER:

280 ASSOCIATES, L.L.C.,
an Alabama limited liability company

By:	/s/ Robert A. Schleusner
Name:	Robert A. Schleusner
Its:	Manager

BUYER:

NATIONAL BANK OF COMMERCE,
a national banking association

By:	/s/ John R. Bragg
Name:	John R. Bragg
Its:	Executive Vice President